Exhibit 99.1
First PacTrust Bancorp Announces Quarterly Dividend Increase

Company Release - 12/1/2011

CHULA VISTA, Calif. (December 1, 2011) -- First PacTrust Bancorp, Inc. (NASDAQ: BANC), the holding company for Pacific Trust Bank , today announced  that its Board of Directors has declared a quarterly cash dividend of $0.12 per share on its outstanding common stock. The dividend, which was increased from $0.115 per share, will be payable on January 3, 2012 to shareholders of record as of December 16, 2011.

Gregory Mitchell, president and CEO, said: “Following completion of a review of our capital position, balance sheet, earnings forecasts and long-term growth projections, the board of directors elected to increase the quarterly cash dividend from $0.115 to $0.12 per share. Based upon the mid-day trading price of $10.90 on December 1, 2011, this increased dividend rate results in an annualized dividend yield of 4.4percent.”

Mr. Mitchell noted that this will be the third cash dividend that is subject to First PacTrust Bancorp’s Dividend Reinvestment Plan (DRIP).  All registered shareholders participate in the DRIP program unless an “opt-out” form is submitted to Frist PacTrust’s  transfer agent, registrar and transfer company. Participants in the DRIP program are able to covert the value of their cash dividend into the direct purchase of stock from the company at a 3% discount from the applicable market price.

The company’s stock is traded on the NASDAQ Global Market under the "BANC" symbol.  Headquartered in Chula Vista, California, First PacTrust Bancorp, Inc. is the parent company of Pacific Trust Bank.  For more information on First PacTrust, please refer to the company’s website at www.firstpactrustbancorp.com. Pacific Trust Bank currently operates through twelve banking offices primarily serving San Diego, Riverside and Los Angeles Counties in California. Pacific Trust Bank provides customers with the convenience of banking at more than 4,400 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.   For more information on Pacific Trust Bank branches and services, please see www.pactrustbank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Contact:

First PacTrust Bancorp, Inc.
Gregory A. Mitchell, President and CEO
Phone: (619) 691-1519 x-4474